Exhibit (i)

             [LETTEHEAD] WILMER CUTLER PICKERING HALE AND DOFF LLP

                                                                      WILMERHALE

January 28, 2009                                             +1 617 526 6000 (t)
                                                             +1 617 526 5000 (f)
                                                                  wilmerhale.com

Clearwater Investment Trust
2000 Wells Fargo Place
30 East 7th Street
St. Paul, MN 55101-4930

Ladies and Gentlemen:

Clearwater Investment Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated January 12, 1987, and executed and delivered on such date in St. Paul, Minnesota, as amended from time to time thereafter, and as amended and restated by a written Amended and restated Declaration of Trust dated March 1, 1998, and executed and delivered on such date in St. Paul, Minnesota, as amended from time to time (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, without par value. Defined terms as used herein shall have the same definition as used in the Declaration of Trust.

The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares as they deem necessary, appropriate or desirable. Pursuant to
Article V, Section 5.4 of the Declaration of Trust, the Trustees in their discretion may, from time to time without any authorization or vote of the shareholders of the Trust, issue shares of any series for such a amount and type of consideration, including cash or property, at such time or times and on such terms as they may deem appropriate or desirable, subject to the exceptions provided therein. Pursuant to Article V, Section 5.5, as of the date hereof, the Trustees have divided the shares of the Trust into four series: Clearwater Growth Fund, Clearwater Small Cap Fund, Clearwater Tax-Exempt Bond Fund (formerly Clearwater Municipal Bond Fund), and Clearwater International Fund.

We have examined the Declaration of Trust and the Amended and Restated By-Laws of the Trust, as amended from time to time, a certificate of the Secretary of the Trust with regard to certain Trust documents, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. Without limiting the foregoing, we have relied on a representation of an officer of the Trust to the effect, and have assumed for purposes of this opinion, that the Trust has not suspended redemptions pursuant to Article VI, Section 6.9 of the Declaration of Trust.


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                                                                      WILMERHALE

Clearwater Investment Trust
January 28, 2009
Page 2

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the completeness of all Trust records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitations, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than the Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust, such as the Trust, may be held personally liable for the obligations of such trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability of acts or obligations of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of a series of the Trust; provided, however, that no Trust property may be used to indemnify any shareholder of a series of the Trust other than Trust property allocated or belonging to that series.

We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the trust has been duly taken, and that all such shares may legally and validly be issued for, among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefore in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

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                                                                      WILMERHALE

Clearwater Investment Trust
January 28, 2009
Page 3

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

We consent to your filing this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to any amendments to the Trust's registration statement. We further consent to the use of our name in any such amendment and in any prospectus or statement of additional information of the Trust. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By: /s/ Timothy F. Silva
   ---------------------
   Timothy F. Silva, Partner